Exhibit 12 (b)


                  THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP

 Computation of Ratios of Earnings to Fixed Charges and Preferred Distributions
                          (in thousands, except ratios)



                                                  Three Months Ended March 31
                                                  ---------------------------
                                                       1998         1997
                                                       ----         ----



Net Earnings from Continuing Operations              $23,305      $23,584
  Add back:
    Fixed charges                                     37,391       29,262
    Amortization of previously
     capitalized interest (1)                            619          476
    Equity in net income in excess of
     distributions of less than 50% owned
     Unconsolidated Joint Ventures                      (594)           0

  Deduct:
    Capitalized interest (1)                          (3,532)      (3,261)
                                                     -------      -------
      Earnings Available for Fixed Charges
       and Preferred Distributions                   $57,189      $50,061
                                                     =======      =======

Fixed Charges
  Interest expense                                   $22,637      $17,284
  Capitalized interest                                 3,308        1,994
  Interest portion of rent expense                     1,769        1,880
  Proportionate share of Unconsolidated
    Joint Ventures' fixed charges                      9,677        8,104
                                                     -------      -------
      Total Fixed Charges                            $37,391      $29,262
                                                     -------      -------

Preferred Distributions                                4,150
                                                     -------      -------
  Total Fixed Charges and
  Preferred Distributions                            $41,541      $29,262
                                                     =======      =======

Ratio of Earnings to Fixed Charges
 and Preferred Distributions                             1.4           1.7



-----------------
(1) Amounts   include  TRG's  pro  rata  share  of   capitalized   interest  and
    amortization of previously capitalized interest of the Unconsolidated Joint Ventures.